Exhibit 23.1

        Consent of Independent Registered Public Accounting Firm

Abraxas Energy Partners, L.P.
Abraxas General Partner, LLC
Abraxas Petroleum Corporation
San Antonio, Texas

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated July 7, 2007, relating to the consolidated balance sheets of Abraxas Energy Partners, L.P. and Abraxas General Partner, LLC, as well as our reports dated March 9, 2007, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Abraxas Petroleum Corporation, which are contained in that Prospectus.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

(Signed manually)
BDO Seidman, LLP
Dallas, Texas

October 11, 2007